UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Act of 1934

Date of Report (Date of earliest event reported): July 16, 2017

MULTI-COLOR CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	0-16148	31-1125853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4053 Clough Woods Dr., Batavia, Ohio		45103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-1480

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01 – Entry into a Material Definitive Agreement.

Sale and Purchase Agreement

Effective July 16, 2017, Multi-Color Corporation, an Ohio corporation (“MCC” or the “Company”) entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Constantia Flexibles Germany GmbH, a private limited liability company organized under the laws of Germany, Constantia Flexibles International GmbH, a private limited liability company organized under the laws of the Republic of Austria, Constantia Flexibles Group GmbH, a private limited liability company organized under the laws of the Republic of Austria, and GPC Holdings B.V., a private limited liability company organized under the laws of the Netherlands (collectively, the “Sellers” or “Constantia”). Pursuant to the Purchase Agreement, the Company agreed, upon the terms and subject to the conditions set forth in the Purchase Agreement, to purchase from the Sellers the Labels Division of Constantia (the “Transaction”), with the Transaction to be effected through the acquisition by the Company of certain of the issued and outstanding capital stock of the Sellers’ subsidiaries. The aggregate consideration to be paid by the Company to the Sellers is approximately $1.3 billion (€1.15 billion) (the “Purchase Price”), payable in cash and approximately 3.4 million shares of the Company’s common stock (based on a price of €65.40 and which shall not exceed 19.9% of the Company’s current stock outstanding). The cash portion of the Purchase Price is subject to adjustments based on matters such as working capital and indebtedness balances at the time of closing.

The Purchase Agreement provides that closing of the Transaction is subject to the satisfaction or waiver of certain conditions, including, among other things, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of antitrust approvals in certain other jurisdictions (the “Regulatory Clearances”).

The Purchase Agreement may be terminated by the Company or the Sellers in certain circumstances, including if the Transaction has not been consummated by January 16, 2018 or for failure to obtain the Regulatory Clearances. If the Purchase Agreement is terminated due to the failure to obtain the Regulatory Clearances, the Company may be required to pay the Sellers a termination fee of €50 million.

The Company and the Sellers have each made representations and warranties and covenants in the Purchase Agreement. The Company and the Sellers have agreed to indemnify each other following the closing of the Transaction for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain conditions and limitations set forth in the Purchase Agreement.

As part of the Transaction, Mike Henry, current Executive Vice President and Head of the Labels Division of Constantia, is expected to become CEO-elect of the Company and Constantia Flexibles Group GmbH will become an approximate 16.6% shareholder of the Company.

Other Agreements

The Purchase Agreement contemplates that, on the closing date, the Company will enter into certain other agreements, including an investor rights agreement pursuant to which the Sellers will have the right to nominate two representatives for election to the Company’s board of directors. The investor rights agreement will also provide for restrictions on the transfer of shares issued to Constantia Flexibles Group GmbH and certain registration rights with respect to the shares.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement filed herewith and incorporated herein by reference. Capitalized terms used in this Report but not defined herein shall have the respective meanings assigned thereto into the Purchase Agreement. The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties, including qualification by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to contractual standards of “materiality” and “material adverse effect” applicable to the contracting parties that differ from those applicable to investors or under applicable securities laws. Investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Commitment Letter

In connection with the execution of the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”) on July 16, 2017 with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (collectively, the “Commitment Parties”). The Commitment Letter provides that the Commitment Parties will commit to provide to the Company (i) (A) a $250 million senior secured term loan A facility (the “TLA Facility”), (B) a $400 million senior secured term loan B facility (the “TLB Facility”) and (C) a $400 million senior secured revolving facility (the “Revolving Facility”, and collectively with the TLA Facility and the TLB Facility, the “Senior Secured Credit Facilities”), which Senior Secured Credit Facilities will be secured on a first priority basis by substantially all of the Company’s assets, and (ii) up to a €400 million senior unsecured bridge facility (the “Bridge Facility”). The Bridge Facility availability is subject to reduction in equivalent amounts upon any incurrence by the Company of term loans and/or the issuance of notes in a public offering or private placement prior to the consummation of the Transaction and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The Commitment Parties’ obligation to provide the financing is subject to the satisfaction of specified conditions and the accuracy of specified representations that are customarily required for similar financings. Proceeds from the Senior Secured Credit Facilities and the Bridge Facilities will be used to refinance the Company’s existing revolving credit facility, pay the cash portion of the consideration for the Transaction, pay fees and expenses incurred in connection with the Transaction and finance ongoing working capital and other general corporate needs of the Company. The Commitment Parties have also committed to provide interim facilities in the event that the Senior Secured Credit Facilities and the Bridge Facility are not available at the closing of the Transaction, upon customary terms and conditions for similar interim facilities.

The documentation governing the Senior Secured Credit Facilities has not been finalized and accordingly the actual terms may differ from the description of such terms in the foregoing summary of the Commitment Letter.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Sale and Purchase Agreement dated July 16, 2017 by and among Multi-Color Corporation, as Purchaser, and Constantia Flexibles Germany GmbH, Constantia Flexibles International GmbH, Constantia Flexibles Group GmbH, and GPC Holdings B.V., as Sellers

99.1	Press Release dated July 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MULTI-COLOR CORPORATION

BY:	/s/ Sharon E. Birkett
Name:	Sharon E. Birkett
Title:	Vice President, Chief Financial Officer, Secretary

July 19, 2017